Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA/NEW YORK, N.Y. 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

NEWS FOR RELEASE UPON RECEIPT

(July 16, 2014)

INTERVEST BANCSHARES CORPORATION

Reports 2014 Second Quarter Earnings Increase by 79% to $5.7 Million or $0.26 per share

Declares Quarterly Common Stock Dividend of $0.05 per share

Intervest Bancshares Corporation (IBC) (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), today announced that its net earnings for the second quarter of 2014 (Q2-14) increased 79% to $5.7 million, or $0.26 per share, from $3.2 million, or $0.14 per share, for the second quarter of 2013 (Q2-13). For the first half of 2014 (6mths-14), net earnings increased 44% to $9.6 million, or $0.43 per share, from $6.6 million, or $0.30 per share, for the first half of 2013 (6mths-13). IBC also announced that its Board of Directors declared a quarterly dividend of $0.05 per common share payable on August 26, 2014 to shareholders of record at the close of business August 15, 2014.

Operating Summary

•	Net interest and dividend income increased to $10.9 million in Q2-14, from $8.6 million in Q2-13, and to $21.1 million in 6mths-14, from $17.6 million in 6mths-13, reflecting a higher net interest margin. The margin (exclusive of loan prepayment income) increased to 2.84% in Q2-14 and 2.79% in 6mths-14, from 2.30% and 2.33% in the same periods of 2013.

•	Credits for loan losses of $1.0 million and $1.5 million were recorded in Q2-14 and 6mths-14, respectively, compared to $0.8 million and $1.8 million in the same periods of 2013. The amounts in the 2014 periods reflected improved credit quality resulting from the payoff of four substandard loans totaling $6.9 million in Q2-14 and an upgrade of one loan ($1.6 million) in Q1-14, while the 2013 amounts were due to partial recoveries of prior loan charge offs.

•	Noninterest income (inclusive of loan prepayment income) increased to $2.5 million in Q2-14 and to $3.3 million in 6mths-14, from $0.7 million and $1.4 million in the same periods of 2013. The increases were due to a higher level of loan prepayment income (including $0.7 million in Q2-14 from one loan) and the absence of security impairment charges in the 2014 periods.

•	No provisions for real estate losses were required on properties owned through foreclosure (REO) in the 2014 periods, compared to $0.1 million in Q2-13 and $0.7 million in 6mths-13.

•	Real estate expenses, net of rental and other income, amounted to $0.3 million in Q2-14 and $0.5 million in 6mths-14, compared to net income of $0.3 million in Q2-13 and net income of $1.3 million in 6mths-13. The net income for the 2013 periods reflected recoveries of expenses associated with previously owned properties. Exclusive of these recoveries, REO expense would have been $0.5 million and $1.0 million for 2013 periods, respectively.

•	Operating expenses decreased slightly to $3.9 million in Q2-14, from $4.0 million in Q2-13, but increased to $8.5 million in 6mths-14, from $8.1 million in 6mths-13. The six-month period increase was primarily due to normal salary increases and higher stock compensation and employee bonus expense, partially offset by a decrease in FDIC insurance premiums.

•	Our efficiency ratio, which measures our ability to control expenses as a percentage of revenues, continued to be favorable and improved to 27% for Q2-14 and 35% for 6mths-14, from 43% in the same periods of 2013.

•	There were no preferred dividend requirements in the 2014 periods, compared to $0.3 million in Q2-13 and $0.8 million in 6mths-13. The 2013 dividend requirements related to IBC’s TARP preferred stock, which was repurchased and retired during June and August 2013.

Balance Sheet Summary

•	Assets amounted to $1.57 billion at June 30, 2014, unchanged from December 31, 2013, as increases of $31 million in loans and $11 million in cash and short-term investments were offset by decreases of $26 million in security investments and $8 million in REO.

•	Loans increased to $1.16 billion at June 30, 2014, from $1.13 billion at December 31, 2013. New loan originations for 6mths-14 increased to $165 million from $124 million for 6mths-13. Loan repayments decreased to $134 million in 6mths-14 from $172 million in 6mths-13.

•	Deposits amounted to $1.28 billion at June 30, 2014, a decrease of $4.4 million from December 31, 2013.

•	Stockholders’ equity increased to $207 million at June 30, 2014, from $197 million at December 31, 2013, reflecting primarily an increase in retained earnings of $8.5 million, net of a $1.1 million cash dividend on common stock paid on May 26, 2014.

•	INB’s regulatory capital ratios at June 30, 2014 were as follows: Tier One Leverage - 15.92%; Tier One Risk-Based Capital - 20.18%; and Total Risk-Based Capital - 21.45%.

•	Book value per common share increased to $9.38 at June 30, 2014, from $8.99 at December 31, 2013.

Asset Quality Summary

•	Impaired loans (comprised of nonaccrual loans, restructured loans (TDRs) and one other accruing and performing loan) totaled $57.8 million at June 30, 2014, compared to $57.2 million at December 31, 2013.

•	Nonaccrual loans decreased to $23.0 million at June 30, 2014, from $35.9 million at December 31, 2013, primarily reflecting one loan transferred to an accruing TDR status. Nonaccrual loans included TDRs at each date of $17.7 million and $33.2 million, respectively. These TDRs were current and had a weighted-average interest rate of 4.25% as of June 30, 2014.

•	Accruing TDR loans increased to $27.1 million at June 30, 2014 from $13.4 million at December 31, 2013, due to the transfer of the loan noted above. These TDR loans had a weighted-average interest rate of approximately 5% at June 30, 2014.

•	The allowance for loan losses was $26.6 million, or 2.30% of total loans, at June 30, 2014, compared to $27.8 million, or 2.47%, at December 31, 2013. The allowance included specific reserves allocated to impaired loans at each date (totaling $5.5 million and $6.1 million, respectively).

•	REO decreased to $2.6 million at June 30, 2014, from $10.6 million at December 31, 2013, reflecting the sales of two properties.

Net Interest and Dividend Income

The $2.3 million quarterly increase in net interest and dividend income reflected an improved interest rate spread and a higher ratio (1.15x compared to 1.10x) of interest-earning assets to interest-bearing liabilities due to deployment of cash into new loans. The net interest margin increased to 2.84% in Q2-14 from 2.30% in Q2-13, primarily due to a 53 basis point increase in the interest rate spread and a $56 million increase in net interest-earning assets. The higher spread reflected primarily the run-off and replacement of higher-cost legacy CDs with new CDs at lower interest rates, which reduced the average cost of funds by 54 basis points to 1.55% in Q2-14 from 2.09% in Q2-13. The average yield on earning assets decreased slightly to 4.19% in Q2-14 from 4.20% in Q2-13 as the negative impact of payoffs of older, higher yielding loans coupled with new loan originations at lower market interest rates was offset by higher yields on security investments and the growth in net interest earning assets. Total average interest-earning assets increased by $44 million in Q2-14 from Q2-13, reflecting a $107 million increase in loans, partially offset by a $63 million decrease in total securities and overnight investments. At the same time, total average deposits decreased by $12 million, while average total stockholders’ equity decreased by $13 million (reflecting the repurchase and retirement of $25 million of preferred stock during the middle of 2013, partially offset by an $11 million increase in retained earnings).

The $3.5 million six-month increase in net interest and dividend income was due to the same reasons noted above. The net interest margin increased to 2.79% in 6mths-14, from 2.33% in 6mths-13. The average cost of funds decreased by 54 basis points to 1.57% in 6mths-14, from 2.11% in 6mths-13, while the average yield on earning assets decreased by only 6 basis points to 4.17% in 6mths-14, from 4.23% in 6mths-13. Total average interest-earning assets increased for the 6mths-14 period by $10 million from 6mths-13, reflecting an increase of $71 million in loans, partially offset by a $61 million decrease in total securities and overnight investments. At the same time, total average deposits decreased by $25 million, while average stockholders’ equity decreased by $13 million.

Loans

The $31 million net increase in loans at June 30, 2014 compared to December 31, 2013 reflected $164.6 million of new originations and $0.3 million of recoveries of prior charge offs, partially offset by $110.1 million of payoffs and $24.2 million of principal amortization and partial pay downs. New originations were comprised of $131 million of commercial real estate (CRE) loans, $28 million of multifamily loans and $5 million of loans secured by investor-owned, 1-4 family condominiums. New CRE loans included $25 million of single tenant credit and $28 million of single tenant non-credit properties.

New originations for the first half of 2014 had a weighted-average rate, term, debt service coverage ratio and loan-to-value ratio of 4.72%, 6.6 years, 1.24x and 59%, respectively, compared to 4.47%, 5.9 years, 1.29x and 58%, respectively, for new loans originated in the first half of 2013. Nearly all of the new loans in both periods had fixed interest rates. Loans paid off in 6mths-14 and 6mths-13 had a weighted-average rate of 5.22% and 5.98%, respectively.

At June 30, 2014, the loan portfolio was concentrated in CRE loans and was comprised of 76% of loans secured by CRE, 18% secured by multifamily properties and 5% by investor-owned, 1-4 family condominiums. The single tenant category totaled $206 million at June 30, 2014, or approximately 23% of the total CRE loan portfolio, up from $157 million and 19% at December 31, 2013.

Deposits

The $4.4 million decrease in deposits reflected an $18.9 million decrease in total money market and checking accounts, partially offset by a $14.5 million increase in certificate of deposit accounts.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Forward looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise. Historical results are not necessarily indicative of our future prospects.

For further information, contact:

Lowell S. Dansker, Chairman

Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended June 30,		Six-Months Ended June 30,
Selected Operating Data:	2014	2013	2014	2013
Interest and dividend income	$16,066	$15,623	$31,579	$31,872
Interest expense	5,195	7,048	10,465	14,293

Net interest and dividend income	10,871	8,575	21,114	17,579
Credit for loan losses	(1,000)	(750)	(1,500)	(1,750)
Noninterest income	2,461	702	3,327	1,445
Noninterest expenses:
Provision for real estate losses	—	76	—	705
Real estate expenses (income), net	298	(346)	499	(1,332)
Operating expenses	3,926	3,954	8,498	8,092

Earnings before income taxes	10,108	6,343	16,944	13,309
Provision for income taxes	4,370	2,804	7,364	5,879

Net earnings before preferred dividend requirements	5,738	3,539	9,580	7,430
Preferred dividend requirements (1)	—	326	—	788

Net earnings available to common stockholders	$5,738	$3,213	$9,580	$6,642

Basic and diluted earnings per common share	$0.26	$0.14	$0.43	$0.30
Cash dividends paid per common share	$0.05	—	$0.05	—
Average shares used for basic earnings per share	22,023,783	21,923,243	22,007,706	21,877,973
Average shares used for diluted earnings per share (2)	22,248,479	22,003,149	22,235,805	21,920,280

Common shares outstanding at end of period	22,025,390	21,923,756	22,025,390	21,923,756
Common stock options/warrants outstanding at end of period (2)	1,025,278	1,061,755	1,025,278	1,061,755

Yield on interest-earning assets	4.19%	4.20%	4.17%	4.23%
Cost of funds	1.55%	2.09%	1.57%	2.11%
Net interest margin (3)	2.84%	2.30%	2.79%	2.33%

Return on average assets (annualized)	1.45%	0.88%	1.21%	0.91%
Return on average common equity (annualized)	11.31%	7.39%	9.54%	7.83%
Effective income tax rate	43%	44%	44%	44%
Efficiency ratio (4)	27%	43%	35%	43%

Average loans outstanding	$1,167,943	$1,061,202	$1,149,835	$1,078,943
Average securities outstanding	362,098	420,763	370,262	428,146
Average short-term investments outstanding	7,146	11,343	8,009	11,107
Average assets outstanding	1,587,282	1,613,961	1,586,160	1,625,946

Average interest-bearing deposits outstanding	$1,284,865	$1,297,106	$1,286,150	$1,311,444
Average borrowings outstanding	56,702	56,702	56,702	56,702
Average stockholders’ equity	202,886	215,752	200,789	214,140

Selected Financial Condition Information:	At Jun 30, 2014	At Mar 31, 2014	At Dec 31, 2013	At Sep 30, 2013	At Jun 30, 2013
Total assets	$1,571,824	$1,596,027	$1,567,796	$1,584,239	$1,596,639
Cash and short-term investments	35,367	79,157	24,700	30,253	86,977
Securities held to maturity	358,338	346,425	383,937	416,321	410,986
Loans, net of unearned fees	1,157,957	1,142,231	1,127,522	1,100,277	1,056,191
Allowance for loan losses	26,598	27,418	27,833	26,777	26,455
Allowance for loan losses/net loans	2.30%	2.40%	2.47%	2.43%	2.50%
Deposits	1,277,823	1,303,972	1,282,232	1,298,403	1,293,175
Borrowed funds and accrued interest payable	56,760	56,769	57,570	57,165	56,760
Preferred stockholder’s equity	—	—	—	—	18,620
Common stockholders’ equity	206,579	201,644	196,991	192,288	193,155
Common book value per share (5)	9.38	9.16	8.99	8.77	8.64

Loan chargeoffs for the quarter	$—	$—	$—	$—	$1,823
Loan recoveries for the quarter	180	85	106	72	818
Real estate chargeoffs for the quarter	803	824	256	4,171	—
Security impairment writedowns for the quarter	—	—	—	273	325

Impaired Loans:
Nonaccrual loans (6)	$23,005	$38,750	$35,903	$39,517	$39,069
Accruing troubled debt restructured (TDR) loans (7)	27,088	13,337	13,429	11,381	11,464
Accruing performing loan	7,727	7,777	7,828	—	—
Real estate owned, net of valuation allowance	2,650	9,335	10,669	12,019	14,869
Investment securities on a cash basis	—	—	—	2,604	2,923
Loans 90 days past due and still accruing (8)	2,993	—	4,087	18,403	5,285
Loans 60-89 days past due and still accruing	—	—	—	3,265	11,065
Loans 31-59 days past due and still accruing	—	10,927	2,642	—	—

(1)	Represents dividend requirements on cumulative preferred stock outstanding during the period plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 223,280 shares and 235,630 shares were not dilutive for the 2014 and 2013 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 3.36%, 2.47%, 3.12% and 2.51%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less any preferred dividends in arrears ($3.7 million at June 30, 2013 only) divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status, or cash basis, of $18 million, $33 million, $33 million, $36 million and $36 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At June 30, 2014, all loans were performing and were yielding approximately 5% on a weighted-average basis.
(8)	Represents one performing and paying loan at June 30, 2014 that matured and was in the process of an extension.

INTERVEST BANCSHARES CORPORATION

Consolidated Historical Financial Information

	At or For The Period Ended
($ in thousands, except per share amounts)	Six-Months Ended June 30, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
Balance Sheet Highlights:
Total assets	$1,571,824	$1,567,796	$1,665,792	$1,969,540	$2,070,868
Cash and short-term investments	35,367	24,700	60,395	29,863	23,911
Securities held to maturity	358,338	383,937	443,777	700,444	614,335
Loans, net of unearned fees	1,157,957	1,127,522	1,107,466	1,163,790	1,337,326
Allowance for loan losses	26,598	27,833	28,103	30,415	34,840
Allowance for loan losses/net loans	2.30%	2.47%	2.54%	2.61%	2.61%
Deposits	1,277,823	1,282,232	1,362,619	1,662,024	1,766,083
Borrowed funds and accrued interest payable	56,760	57,570	62,930	78,606	84,676
Preferred stockholder’s equity	—	—	24,624	24,238	23,852
Common stockholders’ equity	206,579	196,991	186,323	173,293	162,108
Common book value per share (1)	9.38	8.99	8.44	8.07	7.61
Market price per common share	7.74	7.51	3.89	2.65	2.93

Asset Quality Highlights
Impaired Loans:
Nonaccrual loans	$23,005	$35,903	$45,898	$57,240	$52,923
Accruing troubled debt restructured loans	27,088	13,429	20,076	9,030	3,632
Accruing performing loan	7,727	7,828	—	—	—
Real estate owned, net of valuation allowance	2,650	10,669	15,923	28,278	27,064
Investment securities on a cash basis	—	—	3,721	4,378	2,318
Loans 90 days past due and still accruing	2,993	4,087	4,391	1,925	7,481
Loans 31-89 days past due and still accruing	—	2,642	15,497	28,770	11,364
Loan chargeoffs	—	1,938	3,152	9,598	100,146
Loan recoveries	265	2,218	840	155	883
Real estate chargeoffs	1,627	4,427	4,766	—	15,614
Impairment writedowns on security investments	—	964	582	201	1,192

Statement of Operations Highlights:
Interest and dividend income	$31,579	$63,616	$77,284	$92,837	$107,072
Interest expense	10,465	27,110	38,067	50,540	62,692

Net interest and dividend income	21,114	36,506	39,217	42,297	44,380
(Credit) provision for loan losses	(1,500)	(550)	—	5,018	101,463
Noninterest income	3,327	4,946	6,194	4,308	2,110
Noninterest expenses:
Provision for real estate losses	—	1,105	4,068	3,349	15,509
Real estate expenses (income), net	499	(836)	2,146	1,619	4,105
Operating expenses	8,498	15,584	16,668	15,861	19,069

Earnings (loss) before income taxes	16,944	26,149	22,529	20,758	(93,656)
Provision (benefit) for income taxes	7,364	11,655	10,307	9,512	(40,348)

Net earnings (loss) before preferred dividend requirements	9,580	14,494	12,222	11,246	(53,308)
Preferred dividend requirements	—	1,057	1,801	1,730	1,667

Net earnings (loss) available to common stockholders	$9,580	$13,437	$10,421	$9,516	$(54,975)

Basic earnings (loss) per common share	$0.43	$0.61	$0.48	$0.45	$(4.95)
Diluted earnings (loss) per common share	$0.43	$0.61	$0.48	$0.45	$(4.95)
Cash dividends paid per common share	$0.05	—	—	—	—
Average common shares used to calculate:
Basic earnings (loss) per common share	22,007,706	21,894,030	21,566,009	21,126,187	11,101,196
Diluted earnings (loss) per common share	22,235,805	21,993,626	21,568,196	21,126,187	11,101,196
Common shares outstanding	22,025,390	21,918,623	21,589,589	21,125,289	21,126,489

Other ratios:
Net interest margin (2)	2.79%	2.39%	2.29%	2.18%	2.11%
Return on average assets	1.21%	0.90%	0.66%	0.56%	-2.42%
Return on average common equity	9.54%	7.58%	6.82%	6.74%	-32.20%
Effective income tax rate	44%	45%	46%	46%	43%
Efficiency ratio	35%	38%	37%	34%	41%

(1)	Represents common stockholders’ equity less any preferred dividends in arrears (none at June 30, 2014 and December 31, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 3.12%, 2.56%, 2.59%, 2.31% and 2.17%, respectively.